UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

November 2, 2005

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12377 Merit Drive
Suite 1700, LB 82
Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 368-2084

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

                        ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                        ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                             Regulation FD Disclosure.

On November 2, 2005, EXCO Resources, Inc., a Texas corporation (“EXCO”), initiated two separate cash tender offers to purchase its outstanding 7¼% Senior Notes due 2011 (the “Notes”): (1) a cash tender offer for up to $120.6 million of the Notes in accordance with Section 4.07 (the “4.07 offer”) of the Indenture dated January 20, 2004, as amended (the “Indenture”), governing the Notes and (2) a cash tender offer for any and all of the Notes in accordance with Section 4.11 (the “change of control offer”) of the Indenture.

EXCO is making an offer to purchase up to $120.6 million of the Notes in accordance with Section 4.07 of the Indenture with the net available cash remaining from the sale of Addison Energy Inc. completed earlier this year.  The purchase price in the 4.07 offer is $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest, up to but not including the date of settlement.  The 4.07 offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, December 2, 2005, unless extended.  Noteholders may withdraw their tenders from the 4.07 offer at any time prior to 5:00 p.m., New York City time, on Tuesday, December 6, 2005, unless extended.  It is expected that payment on any tendered Notes will be made on December 7, 2005.  Specific details of the 4.07 offer are fully described in the Company Asset Sale Notice and Offer to Purchase dated November 2, 2005.

In addition, EXCO is making an offer to purchase any and all of the $450.0 million outstanding principal amount of the Notes in accordance with Section 4.11 of the Indenture.  Section 4.11 of the Indenture provides that following a change of control, each noteholder will have the right to require that EXCO purchase any and all of its Notes at 101% of the principal amount of the Notes ($1,010 per $1,000 principal amount of the Notes), plus accrued and unpaid interest, up to but not including the date of settlement.  On October 3, 2005, EXCO Holdings II, Inc. acquired all of the voting securities of EXCO Holdings Inc., the parent of EXCO.  This acquisition constituted a change of control under the Indenture.  The change of control offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, December 9, 2005, unless extended.  Noteholders may withdraw their tenders from the change of control offer at any time prior to 5:00 p.m., New York City time, on Tuesday, December 13, 2005, unless extended.  It is expected that payment on any tendered Notes will be made on December 14, 2005.  Specific details of the change of control offer are fully described in the Change of Control Notice and Offer to Purchase dated November 2, 2005.

Wilmington Trust Company is the paying agent for both of the offers.  Requests for assistance or documentation should be directed to the paying agent at Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware  19890, Attn.:  Corporate Capital Markets, Tel.:  (302) 636-6470.  Beneficial owners of the Notes may also contact their brokers, dealers, commercial banks, trust companies or other nominee through which they hold the Notes with questions and requests for assistance.

The cash tender offers are being made solely by the Company Asset Sale Notice and Offer to Purchase and the Change of Control Notice and Offer to Purchase and the related Letters of Transmittal, which are being mailed to noteholders on November 2, 2005.  Additional copies of these documents and other offer materials may be obtained by contacting the paying agent.

EXCO is a privately-held oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Pennsylvania and West Virginia.

Additional information about EXCO may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

In accordance with General Instruction B.2. of Form 8-K, the information contained in this Item 7.01 shall not be incorporated by reference into any of our filings, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Dated: November 2, 2005	By:	/s/ J. DOUGLAS RAMSEY
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President and Chief Financial Officer